PHARMACEUTICAL DEVELOPMENT AGREEMENT

by and between

Aspire BioPharma, Inc.
E4 Lakeside Villas
Vega Alta, Puerto Rico 00692

(hereinafter referred to as "**Aspire**")

and

Glatt Air Techniques Inc.
20 Spear Road
Ramsey, New Jersey 07446

(hereinafter referred to as "**Glatt**")

- hereinafter collectively referred to as "**Parties**", individually as "**Party**"-

Table of Contents

Background of this Agreement

Aspire is active in the development, manufacture, and distribution of pharmaceutical products and, inter alia, working on the development of a pharmaceutical oral dosage form containing the active ingredient acetylsalicylic acid. The final product, currently named "Instaprin", will contain pellets to be developed for and manufactured in a multi-layer coating process.

Glatt is engaged in the development and manufacture of pharmaceutical products with particular expertise in pharmaceutical galenics. Glatt provides at Glatt Facility process technology machines and equipment of various sizes and characteristics together with operating personnel for the development and manufacture of pharmaceutical products. Further, Glatt provides logistic services including warehousing, organization of distribution logistics, secondary packaging, kit assembling and labeling of pharmaceutical products.

Aspire requests Glatt to provide pharmaceutical development services including process transfer, formulation and process optimization, scale-up activities, as well as analytical services. Based on the results of the technical granulation trials, clinical trial material for the administration to humans shall be manufactured under GMP-conditions.

Aspire is further interested in appointing Glatt as a commercial manufacturer for the marketable product. Therefore, after a successful validation of the process, the Parties will consider entering into a pharmaceutical supply agreement, which shall include the commercial and financial terms and conditions for the commercial manufacture of Contractual Product by Glatt.

Aspire has requested Glatt to support the development of the Contractual Product for Aspire, and Glatt has agreed to do so, subject to the terms and conditions of this Agreement. In consideration of the mutual promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Glatt and Aspire hereby agree to the provisions of this Agreement.

Article 1 - Definitions

For the purpose of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

- "Affiliate" means those corporations, companies and business entities which are, directly or indirectly, controlled by, controlling, or under common control with a signatory to this Agreement, "control" meaning ownership of more than 50% of shares or being entitled to appoint the board of directors.

- "Agreement" means this Pharmaceutical Development Agreement and all Annexes hereto, together with any supplemental Quality Agreement entered into by the Parties subsequent to this Agreement.

- "API" means the active pharmaceutical ingredient or compound, specifically [active ingredient], contained in the Contractual Product, which is specified in the Material Safety Data Sheet and, where applicable, other documentation including but not limited to a Drug Master File or regulatory dossier.

- "Applicable Laws" means the applicable laws, rules, regulations, and guidelines that may apply to the development, manufacturing, export, and import of the Contractual Product and/or the performance of a Party's obligations under this Agreement, to the extent applicable and relevant to a Party's obligations under this Agreement, and including specifically, but without limitation, all GMP standards.

- "Background Intellectual Property" means any and all intellectual property existing at the effective date of this Agreement, whether or not patentable, that is (i) owned or con-

trolled by a Party or (ii) was or is created, developed, or reduced to practice outside the scope of the Service. For the purposes of this definition, "control" means ownership and/or the right to grant access or licenses to third parties.

- "Certificate of Analysis" means a certificate which certifies that material meets a Specification and that relates to a respective shipment of a batch of Raw Material.

- "Aspire Materials" means the API and any further starting materials supplied by Aspire or on behalf of Aspire.

- "Confidential Information" is defined in Clause 8.1.

- "Contractual Product" means the product containing the API or placebo thereof, developed, manufactured and supplied by Glatt under the terms of this Agreement and a Work Order.

- "Delivery Address" means the address stated by Aspire on each purchase order to which the Contractual Product shall be delivered.

- "Disclosing Party" has the meaning set out in Clause 8.1.

- "Glatt Facility" means the manufacturing facility of Glatt Pharmaceutical Services at 20 Spear Road, Ramsey, New Jersey 07446.

- "Glatt Proprietary Technology" means the MicroPx™, CPS™, and ProCell™ technology and proprietary rights therein.

- "GMP" means the regulatory requirements for Good Manufacturing Practices promulgated by the United States Food and Drug Administration (FDA) 21 CFR 210 & 211.

- "Governmental Authority" means any Unites States federal, domestic, territorial, New Jersey state or local governmental authority.

- "Indemnitee" shall have the meaning set out in Clause 11.4.

- "Indemnitor" shall have the meaning set out in Clause 11.4.

- "Price" means the price for the conduct of the Service as set out in each Work Order.

- "Quality Agreement" means an agreement signed by the Parties defining the roles and responsibilities of the Parties related to GMP-relevant operations such as production and release of the Contractual Product.

- "Raw Materials" means any substances and materials including packaging material, the manufacture of which is not subject to this Agreement, used by Glatt in the manufacture of the Contractual Product.

- "Receiving Party" shall have the meaning set out in Clause 8.1.

- "Regulatory Approval" means, with respect to the Contractual Product, any approvals, product and/or establishment licenses, registrations, permits or authorizations, which are necessary for the development, manufacture, use, storage, transport, promotion, pricing, distribution or sale of the Contractual Product.

- "Results" means any and all results (including but not limited to inventions, data, know how, ideas and other expertise and intellectual property) developed within the scope of this Agreement, whether under a Work Order, and whether patentable or not.

- "Service" means particular services that are provided by Glatt to Aspire under this Agreement, including, if applicable, product formulation, process development, product testing and clinical supply manufacturing services, as more particularly described in one or more Work Orders.

- "Specification" means the specification for Raw Materials, including (if applicable) statements of pharmaceutical manufacturing, storage and quality control procedures.

- "Term" is defined in Clause 10.1 below.

- "Work Order" means any ordered and confirmed offer issued by Glatt under this Agreement and all documents which refer to this offer including instructions made by Aspire in writing.

Article 2 - Development Standards

2.1 Objective

In consideration for Aspire's obligations under this Agreement, Glatt hereby undertakes to provide the Service as ordered by Aspire and in compliance with the production procedure specified in the Quality Agreement, if applicable, and in accordance with the terms and conditions set forth in this Agreement.

2.2 Type of Service

Any Service undertaken by Glatt under this Agreement according to a Work Order will be of an exploratory kind and tests the applicability of chosen technologies, formulations and processes. Glatt undertakes to provide the Service, with due care and best efforts, in accordance with provisions of the agreed upon Work Order(s), the local Applicable Laws, and the instructions of Aspire. Notwithstanding the foregoing, before the manufacturing process is validated, no warranty can be given that a specific result will be obtained, which is inherent to any experimental activity.

2.3 Time Schedule

Timelines for the conduct of Services and the delivery of Contractual Product by Glatt are set out in each Work Order and shall be agreed upon between the Parties in writing.

2.4 Safety Information

Aspire shall provide Glatt with meaningful, detailed, and complete information related to the API, excipients, and the Contractual Product, the necessary safety measures for protection of the Glatt personnel when processing the materials, the necessary measures to ensure the safety of the machines and equipment when processing the materials, and the necessary environmental measures in view of outlet air, waste water, and waste disposal when and after processing of the materials and when cleaning the equipment, machines and rooms concerned. In case of significant changes to any health, safety, environmental or other information that could have an impact on Glatt's risk assessment, Aspire shall immediately inform Glatt in writing after becoming aware of such changes. Should Glatt's risk assessment of the information provided to Glatt result in increased development costs or risks, the Parties shall discuss a compensation for Glatt in good-faith negotiations.

2.5 Quality Agreement

The Parties will discuss and enter into a Quality Agreement to address additional regulatory, operational, and quality obligations and responsibilities before the placement of Work Orders for the GMP-relevant Service such as the manufacture of clinical trial material or marketable products. If there is any conflict or inconsistency between any terms of this Agreement and any terms of the Quality Agreement, the provisions of this Agreement shall prevail, except where such inconsistency directly relates to quality relevant matters such as GMP-responsibilities, product specifications or regulatory compliance.

2.6 Subcontractors

Except for the subcontractors listed in Annex 2, Glatt shall not be entitled to subcontract any Service except with the prior written agreement of Aspire. Glatt shall remain liable for the performance of its subcontractors. Glatt shall ensure that its subcontractors adhere to the performance standards consistent with this Agreement.

2.7 Adverse Effects

Aspire represents and warrants that there are no investigations, adverse third party allegations, claims or actions against Aspire, including any proceedings or any pending or threatened action against Aspire by or before any Governmental Authority, relating to the Service or Aspire's intellectual property to the extent necessary for the development of the Contractual Product, which adversely affect Glatt's ability to perform its obligations under this Agreement.

Article 3 - Order Procedure

3.1 Framework

This Agreement is a general framework that allows the Parties to contract in multiple steps through the issuance of multiple Work Orders, without having to negotiate the basic terms and conditions contained herein for each specific Service. Glatt offers its Services for each work package individually. Purchase orders made by Aspire shall be placed in writing with reference to the specific Glatt quotation including the Glatt offer number. Each purchase order placed by Aspire is subject to Glatt's written confirmation which shall not be unreasonably withheld. Glatt reserves the right to refuse order confirmations especially if Aspire is in default of paying overdue debts.

3.2 Work Orders

Each Work Order shall be subject to all terms and conditions of this Agreement, in addition to the specific details set forth in each quotation. To the extent that any terms and provisions of a Work Order conflict with terms and provisions of this Agreement, the terms and provisions of this Agreement shall prevail. Aspire shall under this Agreement not be obligated to enter into any Work Order.

3.3 Termination of Work Orders

Aspire reserves the right to terminate any Work Order subject to reasonable advanced written notice to Glatt. In the event of a termination of a Work Order by Aspire, Aspire shall reimburse Glatt for any reasonable costs incurred by Glatt or payments made under the respective Work Order plus an amount corresponding to non-refundable and non-cancellable costs reasonably incurred by Glatt up to the date of receipt of notice of termination. Glatt shall use best efforts to avoid any costs relating to the termination of a Work Order.

3.4 Changes to Work Orders

Changes to a Work Order shall be submitted in writing and require the prior written agreement of both Parties, which shall not be unreasonably withheld, conditioned or delayed. In the event that either Party proposes a change to a Work Order, it shall submit such request to the other Party in writing and the other Party shall promptly review such request at its first convenience.

Article 4 - Delivery of Raw Materials

4.1 API

Unless agreed otherwise, Aspire will supply the active materials including but not limited to API and reference standards. The supply of active materials for clinical trials will be subject to the Quality Agreement, to be agreed on separately before the GMP-manufacture of clinical trial material. An up-to-date material safety data sheet issued not later than one year at the signing of this Agreement will be provided by Aspire for any active substance.

4.2 Scope of Delivery

During the Term, Aspire shall procure that sufficient Aspire Materials are delivered to Glatt Facility (DDP Ramsey, NJ, Incoterms 2010) to conduct the Service. If requested by Aspire and subject to a Work Order, Glatt shall procure starting materials on Aspire's expense.

4.3 Shipment Terms

Aspire Materials supplied by Aspire shall be delivered to Glatt safely packaged, in closed, cleaned, and sealed containers, and at least twenty (20) working days in advance of the scheduled and confirmed production date. Glatt shall be informed about any shipment at least five (5) working days before the proposed delivery date.

4.4 Documentation and Labeling

Aspire shall assure that all required documentation including customary TSE certificates, Certificates of Analysis, delivery note, certificate of origin for the API, and Material Safety Data Sheet is provided with the Aspire Material delivered by Aspire.

The responsibility for a correct labeling of Aspire Material delivered to Glatt in accordance with the provisions of Applicable Laws lies with Aspire. Glatt shall inspect the Raw Materials delivered to Glatt with regard to cleanliness, visible defects, damage, and deformation, and check against the delivery note the supplier, the description of goods, and the indication of quantity.

4.5 Storage

Glatt shall store Aspire Material separated from any other material and shall in no event have a right to use the Aspire Material for a purpose other than for the manufacture of Contractual Product under the terms and conditions of this Agreement without a written approval by Aspire or upon reasonable request of a Governmental Authority.

4.6 Compensation

Aspire shall compensate Glatt for any loss of production due to a failure to comply with its obligations under this Article 4. Glatt will use best efforts to reduce the production downtime caused by Aspire but reserves the right to claim Aspire for a compensation if the production capacity relating to the confirmed schedule cannot be assigned to another use.

4.7 Defective Aspire Materials

In the event a Party establishes that Aspire Materials do not comply with the Specification, the following provisions shall apply:

(i) Glatt shall inform Aspire in writing promptly upon the discovery of such defect. As per Aspire's written instruction, Glatt shall return the defective Aspire Materials or dispose it on Aspire's expense.

(ii) Aspire shall as soon as reasonably possible replace such defective Aspire Material with Aspire Material meeting the Specification. The replacement shall be done on Aspire's expense including any expenses for the sampling, testing, and handling.

(iii) The proposed time schedule for the conduct of work shall be adjusted considering the time required for the re-supply with Aspire Materials.

Article 5 - Supply of Contractual Product

5.1 Supply Terms

Contractual Product developed and produced for Aspire within the scope of this Agreement shall, upon request, be supplied to Aspire to the delivery address indicated by Aspire in the respective order and at Aspire's risk and expense (FCA Glatt Facility, Incoterms 2010). Glatt

reserves the right to refuse the supply of manufactured product if Aspire is in default of paying overdue debts.

5.2 Clinical Trial Material

To the extent Aspire uses the Contractual Product supplied by Glatt for clinical trials or sells Contractual Product to third parties for such trials, Glatt has no knowledge or awareness of or control over such use. It is understood between the Parties that the responsibility for such use of the Contractual Product - except in the event of a failure by Glatt to comply with its obligations under this Agreement - lies with Aspire.

5.3 Product Application

Aspire shall in no case apply Contractual Product manufactured under technical conditions or declared as technical material to humans. Based on a Certificate of Release for Contractual Product issued by a Qualified Person of Glatt, the Contractual Product shall only be used for clinical trials in strict compliance with the Applicable Laws.

Article 6 - Financial Conditions and Pricing

6.1 Pricing

In consideration for Glatt conducting the Service to Aspire, Aspire shall pay to Glatt the Price for the Service as specified in each Work Order.

6.2 Invoicing

Glatt shall issue invoices to Aspire after the completion of a Service as specified in each Work Order, and each such invoice shall contain information to the order number of Aspire and any information required by the local Applicable Law including but not limited to the Price, the description of Service, and the term of payment.

6.3 Payment Terms

Aspire shall pay each invoice within fourteen (14) days after the date of such invoice. Payments shall be made in USD by wire transfer to such account as designated by Glatt. Any such invoices outstanding after the end of that period shall bear interest at one percent (1%) per month immediately due.

6.4 Advanced Payments

Aspire shall pay to Glatt an advanced payment of 50% for Work Orders exceeding an amount of 50.000 USD, but except for the procurement of Raw Materials by Glatt.

Article 7 - Audit

7.1 Scope of Audit

Glatt shall permit representatives of Aspire to inspect any GMP-related activities, facilities, and documentation of Glatt in each case to the extent relating to the Service and upon reasonable prior written notice, during normal business hours and on a confidential basis. Such inspections shall be limited to once every other year except for cause. Aspire shall comply with Glatt's rules and procedures relating to Glatt's facility operations. Aspire may not bring any third party representative into a Glatt facility without Glatt's prior written authorization, which shall not be unreasonably withheld or delayed.

7.2 Compensation

Aspire shall pay a reasonable service fee to Glatt to compensate any reasonable efforts made by Glatt related to the audit and shall ensure that its representatives cause minimal

disruption to operations at Glatt Facility. Glatt will waive its right for compensation if the cumulated order volume for Work Orders under this Agreement exceeds the amount of 200.000 USD. If Aspire already had paid the compensation before the cumulated order volume for Work Orders under this Agreement exceeds the amount of 200.000 USD, Glatt will reimburse Aspire for any compensation paid with regard to the audit.

Article 8 - Confidentiality

8.1 Definition

The term "Confidential Information" means, with respect to a Party (referred to herein as the "Disclosing Party"), all non-public information of any kind whatsoever (including, without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, techniques and all non-public intellectual property rights), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records, and reports), which is disclosed by the Disclosing Party to the other Party (referred to herein as the "Receiving Party"), relating to the Service, whether or not marked as or acknowledged to be confidential at the time of such disclosure.

8.2 Exception

Notwithstanding the foregoing, Confidential Information of a Disclosing Party does not include information which the Receiving Party can establish by adequate evidence

(i) to have been publicly known prior to disclosure of such information by the Disclosing Party to the Receiving Party,

(ii) to have become publicly known, without fault on the part of the Receiving Party, subsequent to disclosure of such information by the Disclosing Party to the Receiving Party,

(iii) to have been received by the Receiving Party free of an obligation of confidentiality from a source, other than the Disclosing Party, rightfully having possession of and the right to disclose such information free of an obligation of confidentiality,

(iv) to have been otherwise known by the Receiving Party prior to disclosure of such information by the Disclosing Party to the Receiving Party, or

(v) to have been independently developed by employees or agents of the Receiving Party without the use of Confidential Information of the Disclosing Party.

8.3 Non-Disclosure

Neither Party shall disclose to any third party any Confidential Information received by it under this Agreement or use any such Confidential Information for its own benefit or that of any third party without the prior written consent of the Disclosing Party. To the extent any disclosure of Confidential Information is necessary or useful for obtaining a Regulatory Approval for Contractual Products and/or to the extent such disclosure is necessary or useful for the further development, use, manufacture, and/or commercialization of Contractual Products, Aspire shall have the right to disclose any Confidential Information obtained under this Agreement provided that the receiving third party is subject to confidentiality obligations similar to those provided for in this Article 8. Each Party shall protect Confidential Information received from the other Party at least as well as it would protect its own proprietary and confidential information, but at least to reasonable standard.

Each Party shall bind all persons having access through it to any Confidential Information to comply with the terms of this Article 8, or similar terms no less stringent than in this Article 8. The Receiving Party will be responsible for the acts and omissions of all of its officers and/or

employees receiving the Disclosing Party's Confidential Information from or through the Receiving Party.

8.4 Affiliates

Any disclosure of Confidential Information to the Receiving Party by any of the Disclosing Party's Affiliates or any unaffiliated third party at the request of the Disclosing Party shall be deemed to be a disclosure by the Disclosing Party under this Agreement. Glatt and Aspire each may disclose Confidential Information to those of its Affiliates, who have a need-to-know of such Confidential Information for the purpose of this Agreement or any Work Order. Those Affiliates to whom Confidential Information may be disclosed under this Clause 8.4, will have undertaken confidentiality obligations to Glatt or Aspire in writing, as the case may be, substantially identical to those undertaken hereunder.

8.5 Return of Documentation

Glatt, at the request of Aspire, shall return all Confidential Information disclosed to it under this Agreement including all notes or memoranda made by its employees, agents, or representatives to the extent obtained or derived from any such Confidential Information, including any listing which identifies the documents that were provided, except that one copy of Confidential Information may be retained at Glatt to maintain a record of the same and for copies of electronically exchanged Confidential Information made as a matter of routine information backup.

8.6 Public Announcements

Except as agreed to by the Parties, neither Party shall make any public announcements, releases, interviews or other dissemination of information concerning this Agreement or its terms, or either Party's performance under this Agreement, to communication media, financial analysts or others without the prior written approval of the other Party, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary in this Agreement, the Parties understand and agree that either Party, may, if required, disclose some or all of the information included in this Agreement or other Confidential Information of the other Party

(i) in order to comply with its obligations under Applicable Law,

(ii) the listing standards or agreements of any national or international securities exchange or other similar laws of a Governmental Authority,

(iii) to respond to an inquiry of a Governmental Authority or regulatory authority as required by law, or

(iv) in a judicial, administrative or arbitration proceeding if requested by a competent judge, court or arbitration tribunal. In any such event the Party making such disclosure shall (a) provide the other Party with as much advance notice as reasonably practicable of the required disclosure, (b) cooperate with the other Party in any attempt to prevent or limit the disclosure, and (c) limit any disclosure to the specific purpose at issue.

8.7 Supplementation

The provisions of this Article 8 supplement, and do not supersede any other confidentiality, non-disclosure or similar agreement between the Parties. Subject to the provisions of this Article 8 and such other agreements, this Article 8 shall be interpreted in such a manner as to protect and maintain the confidentiality of each Party's Confidential Information, rather than to permit disclosure of such Confidential Information.

Article 9 - Intellectual Property

9.1 Background Intellectual Property

Each Party shall own its own Background Intellectual Property consistent with applicable patent, trademark, and copyright law. Therefore, nothing in this Agreement shall restrict each Party during the Term and thereafter from using or licensing its own Background Intellectual Property for its own account or on the behalf of third parties. Each Party agrees to promptly and fully disclose to the other Party any and all Background Intellectual Property relating to the Contractual Product to the extent necessary or appropriate to carry out the transactions contemplated by this Agreement.

9.2 Sideground Intellectual Property

All rights, title to and interest in Results generated by or for Glatt which are improvements or modifications to Glatt's Background Intellectual Property ("Glatt Results") but which do not relate directly to the Contractual Product ("Aspire Results"), shall be the sole and exclusive property of Glatt. To the extent any Glatt Results are required for the manufacture, commercialization, or other exploitation of the Contractual Product and subject to the limitation of Clause 9.4, Glatt grants to Aspire a non-exclusive, worldwide, sub-licensable, perpetual, royalty-free license thereunder to use such Glatt Results.

9.3 Foreground Intellectual Property

Subject to Clause 9.4, all rights, title to and interest in Results generated by or for Aspire during the course of the Service which relate directly to Aspire Results shall be the sole and exclusive property of Aspire. Upon written request, Glatt shall assign and transfer, and shall cause all individuals involved in the Service to assign and transfer, without additional consideration, to Aspire all right, title and interest in and to any Aspire Results. Aspire will pay a reasonable service fee to Glatt as a reimbursement related to the transfer of rights. If Aspire intends to apply for a patent, Aspire will inform Glatt about the proposed patent application and disclose such before filing.

9.4 Glatt Proprietary Technology

A license for the use of Glatt Proprietary Technology shall not be granted royalty free from Glatt to Aspire or a Aspire designee under the terms and conditions of this Agreement. Glatt hereby grants, during the Term, to Aspire an option to receive a license under any patents, patent applications, and/or know-how owned by Glatt for the use of Glatt Proprietary Technology for the manufacture of the Contractual Product, subject to the successful negotiation and execution of a license agreement regarding the same. The Parties will use commercially reasonable efforts during the negotiation period to agree on the essential terms of such license, including, without limitation, its financial terms.

9.5 Third Party Rights

Aspire shall at its cost obtain or provide all necessary patent searches that are required in order to assume that the Services do not infringe on any Intellectual Property rights owned by third parties relating to the Contractual Product or Services. Aspire shall be fully and solely liable for third party claims or actions based on Intellectual Property infringements in case the Contractual Product or any product components delivered by Glatt to Aspire violate any Intellectual Property rights of any third parties relating to Contractual Product or product components.

Article 10 - Term and Termination

10.1 Term of Agreement

This Agreement shall come into force on the last date of execution by the Parties and shall remain in force five (5) years thereafter (herein referred to as "Term").

10.2 Ordinary Termination

This Agreement may be terminated by either Party giving notice to the other Party at least two (2) month in advance to the end of a month.

10.3 Extraordinary Termination

This Agreement and any Work Order may be terminated immediately by either Party upon written notice to the other Party if it cannot be reasonably expected from the Party acting in accordance with the terms and conditions of this Agreement to adhere to the contract, in particular

(i) in the event of a material breach of this Agreement by the other Party, where such breach is rectifiable and such breach remains uncured for thirty (30) days after written notice of such breach. For the avoidance of doubt, the Parties agree that any default in making any payment when due, shall be considered as material breach of this Agreement;

(ii) in the event of a breach of this Agreement by the other Party, where such breach is not rectifiable after written notice of such breach;

(iii) to the extent permitted by Applicable Law, in the event of insolvency of or the initiation of bankruptcy proceedings by or against, the other Party;

(iv) in the event of an approval by shareholders of Aspire of any consolidation or merger of the company in which Aspire is not the continuing or surviving corporation or a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the company; or

(v) Glatt's re-assessment of risks outlined under Clause 2.4 [Information Obligation] leads to the result that the manufacturing plant at Glatt is considered to be not eligible for the Service.

10.4 Effect of Termination

Upon the expiration or termination of this Agreement,

(i) Glatt shall, upon Aspire's written instruction, promptly return all of Aspire's Confidential Information, except for a copy and/or samples for GMP-documentation purposes which shall remain subject to the confidentiality and non-use and non-disclosure obligations herein;

(ii) each Party shall refrain from using the technical and Confidential Information of the other Party;

(iii) neither party shall exploit the intellectual property of the other Party without the written permission of the other Party;

(iv) Glatt shall, upon Aspire's written instruction, destroy or return any unused API supplied by Aspire on Aspire's expense; and

(v) Glatt shall, upon Aspire's written instruction, destroy or supply to Aspire all unused Contractual Product and Aspire Materials on Aspire's expense.

10.5 Continuing Obligations

10.5.1 Terms and Conditions

Clause 3.3 [Termination of Work Orders], Article 8 [Confidentiality], Article 9 [Intellectual Property], Article 11 [Liability], Clause 12.2 [Notices], Clause 12.10 [Governing Law] and any other clause intended to survive the expiration or termination of the Agreement, shall remain in full force and effect following the expiration or termination of the Agreement. In particular, unless otherwise expressly set forth in this Agreement, the termination of the Agreement or any Work Order shall not have any effect on any payment, obligation, representation or warranty under this Agreement accruing or arising prior to such expiration or termination.

10.5.2 Work Orders

Should any Work Order entered into during the Term require Services to be performed after expiration or termination of this Agreement, the terms of this Agreement shall remain in full force and effect with respect to such Work Order until the Work Order has been terminated or the Service thereunder has been completed.

Article 11 - Liability

11.1 Glatt Liability and Indemnification

In case that any Service performed by Glatt does not meet the agreed upon standards, Aspire may require Glatt to reproduce the Service free of defects or to correct the defects. In the event of an error or omission in the performance of any Service, Glatt's sole obligation and liability shall be to correct the defect or repeat the work, or the affected part thereof, at no additional cost to Aspire for the Service. If Glatt is not willing or unable to reproduce the Service free of defects or to correct the defect, or if these corrections fail or are precluded from execution for reasons imputable to Glatt for a more than a reasonable period, Aspire can claim rescission of the Work Order or a reduction of the compensation for the Work Order implicated. For the avoidance of doubt, Glatt shall not be liable for a replacement of the API or damages caused by the processing of API.

Subject to the limitation of liability in Clause 11.2, Glatt will defend, indemnify and hold Aspire harmless from and against any and all third-party actions, causes of action, costs including reasonable legal fees, claims, damages, liabilities and expenses, to the extent relating to or arising from any gross negligence or willful misconduct on the part of Glatt in performing the Service.

11.2 Limitation of Liability

Notwithstanding anything to the contrary in this Agreement, Glatt's liability for the Service under a Work Order shall be limited to the amount of the Work Order implicated and solely based on Clause 11.1.

11.3 Aspire Liability and Indemnification

Aspire is liable for damages, liabilities and expenses incurred by Glatt in respect of the performance or failure to perform any of its obligations under this Agreement.

Aspire will defend, indemnify and hold Glatt harmless from and against any and all third-party actions, causes of action, costs including reasonable legal fees, claims, damages, liabilities and expenses, to the extent relating to or arising from:

(i) any claim that materials or supplies provided by Aspire to Glatt or any products or product components delivered by Glatt to Aspire violate any patent, trade secret or other intellectual property rights of any third parties relating to such materials, supplies, product components, or confidential information; or

(ii) any claim, whether designated as a tort, breach of contract or other claim, arising from the use of Results of the Service or the use, sale or other distribution of any Contractual Product, including but not limited to clinical trial material, delivered by Glatt to Aspire, unless such claim is based on gross negligence or willful misconduct on the part of Glatt in performing the Service, Glatt shall be liable subject to the limitation of liability in Clause 11.2.

11.4 Indemnification Procedure

The indemnification obligations of Aspire and Glatt, as the case may be, shall only apply if:

(i) the Party asserting its rights (hereinafter referred to as "Indemnitee") promptly notifies the other Party (hereinafter referred to as "Indemnitor") in writing after Indemnitee receives notice of any claim;

(ii) Indemnitee has refrained and continues to refrain from making any admission of liability or to attempt to settle any such claim without Indemnitor's consent;

(iii) Indemnitor is given the opportunity to manage and control the defense and settlement of such claim; and

(iv) Indemnitee reasonably cooperates with Indemnitor in the defense of any such claim.

11.5 Disclaimer

In no event shall either Party be liable to the other under any legal or equitable claim or cause or action, whether in contract, tort or otherwise, for indirect, consequential, incidental, or punitive damages or financial losses including loss of profits, loss of business or futile efforts or expenses.

11.6 Storage of Materials

Glatt assumes no liability for materials that are stored or handled in Glatt's facility, except to the extent that such loss or damage is caused by Glatt's gross negligence or willful misconduct.

11.7 Insurance

Glatt warrants that it procures and maintains an Industrial Liability insurance including products liability and completed operations. Aspire warrants that it has appropriate and adequate insurance to cover claims or damages for which it may be liable under the terms of this Agreement or relating to the Service.

Article 12 - Miscellaneous

12.1 Independent Contractor

For the purpose of this Agreement, each Party shall be considered as an independent contractor and not an agent, partner, joint venture, or employee of the other Party for any purpose whatsoever. Neither Party shall have the authority to make any statements, representations, or commitments of any kind, or to take any action which is binding on the other Party, except as may be explicitly provided for herein or authorized by the other Party in writing.

12.2 Notices

Any formal notices, especially relating to Clauses 10.2 [Ordinary Termination] and 10.3 [Extraordinary Termination], which either Party may be required or shall desire to give under this Agreement shall be deemed to be given when in writing and delivered personally, mailed by registered mail or courier with an acknowledgement of receipt from the receiving Party, or sent by telefax to the Party to whom notice is to be given, at the address specified in Annex 1.

12.3 Amendments
Subject to Clause 8.7 [Supplementation], this Agreement sets forth the entire understanding between the Parties with respect to the arrangements contemplated hereby and supersedes all prior oral or written agreements. No amendment or modification to this Agreement shall be valid or binding upon the Parties unless made in writing and duly signed by the representatives of both Parties.

12.4 Incorporation of Annexes
The two (2) Annexes and their enclosures form part of this Agreement and are incorporated by reference. The Parties may from time to time amend, replace or supplement said annexes in writing. Such modifications shall be attached hereto. In the event any provision of an annex conflicts with a provision of this Agreement, the provisions of this Agreement shall prevail.

12.5 Force Majeure
Neither Party shall be responsible or liable to the other hereunder for any failure or delay in the performance of its obligations under this Agreement due to any contingency beyond such Party's reasonable control, such as lack of supply of materials through no fault of such Party, war, break-down of machinery, fire, accident or other casualty, epidemic, pandemic, flood, natural disaster, or an act of terrorism ("Force Majeure"). Such Force Majeure occurrence shall immediately be notified to the other Party. Where the respective Party can give such evidence as it reasonably can give and specifies the period for which it is estimated that a prevention or delay will continue, the Party shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue. Provided that, if such Force Majeure persists for a period of three (3) months or more, the Party concerned may terminate this Agreement with immediate effect by serving written notice to the other Party.

12.6 Headlines
The headlines above the paragraphs of this Agreement are meant for ease of reference only and shall not be used to interpret or restrict the scope of this Agreement.

12.7 Assignment
This Agreement and all rights and obligations hereunder may not be assigned to third parties without the prior written consent of the other Party hereto.

12.8 Severability
To the extent that a provision of this Agreement or its Annexes is invalid or unenforceable, this shall not affect the validity of the remaining provisions of this Agreement. The Parties shall replace the invalid or unenforceable provision by such valid provision which comes as close as possible to the Parties intentions by taking into account the commercial intent and purpose of this Agreement. If any provision has been inadvertently omitted from this Agreement, the resulting gap shall be filled with such valid provision as most closely reflects what the Parties would, in consideration of the commercial intent and purpose of the Agreement, have agreed upon, had they been aware of the omitted provision.

12.9 Governing Law
This Agreement shall be governed by the laws of New Jersey without giving effect to the principles of conflict of laws thereof. The Parties shall attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. If those attempts fail the competent courts of the State of New Jersey, shall have exclusive jurisdiction. The application of CISG (Convention on Contracts for the International Sale of Goods of 11 April 1980) shall be excluded.

12.10 Authorization

Each Party guarantees that it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

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IN WITNESS WHEREOF, Aspire and Glatt have duly signed this agreement in duplicate.

Glatt Air Techniques Inc.

Date / Signature: Senter, Kathleen Digitally signed by Senter, Kathleen Date: 2022.06.27 13:48:51 -04'00'

APPROVED
By Karen Bizup at 10:52 am, Jun 22, 2022

Name: Kathleen Senter

Title: Executive Director, Manufacturing

Aspire Biopharma, Inc.

Date / Signature: [signature] 6-26-2022

Name: KRAIG T. HIGGINSON

Title: EXECUTIVE CHAIRMAN

Annex 1

Contact Persons and Addresses

Notices shall be given to the following address for the respective Party

(i) For Glatt:

Technical Operations	Quality Assurance	Commercial & Legal
Zafar Iqbal 20 Spear Road Ramsey, New Jersey 07446 zafar.iqbal@glatt.com	Susan Saffar 20 Spear Road Ramsey, New Jersey 07446 susan.saffar@glatt.com	Karen Bizup 20 Spear Road Ramsey, New Jersey 07446 karen.bizup@glatt.com

(ii) For Aspire

[insert address and name of responsible person]

Technical Operations	Quality Assurance	Commercial & Legal
James K Dzandu, PhD 10004 N Central Avenue Phoenix AZ 85020 Jkd2569@hotmail.com Jeffery Barletta, PharmD (Address) jbarlettta@ honorhealth.com	James K Dzandu, PhD 10004 N Central Avenue Phoenix AZ 85020 Jkd2569@hotmail.com Jeffery Barletta, PharmD (Address) jbarlettta@ honorhealth.com	Kraig T Higgins (address) Kraig@kittsgroup.com 801-427-1111 Lance Friedman (address) Lance Friedman@bca-advisors.com

The Aspire Materials or any other goods to be supplied by Aspire shall be shipped to the following addresses, as per Glatt's instructions:

Glatt Air Techniques Inc.

20 Spear Road

Ramsey, New Jersey 07446

Payments by Aspire under this Agreement shall be made to the bank account indicated on the invoice.

Annex 2

Approved Subcontractors

Analytical Services:

Packaging Services: